CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 22, 2007 relating to the financial statements of Sona Development Corp. as at December 31, 2006 and 2005 and the results of its operations and its cash flows and the changes in stockholders’ deficit for the years then ended and for the period from December 28, 1998 (inception) to December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the related prospectus.

s/s Dale Matheson Carr-Hilton Labonte LLP
DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants

Vancouver, Canada
August 13, 2007